Exhibit 99.1

N E W S  R E L E A S E
Contact:	Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Eric R. Slusser
Executive Vice President and Chief Financial Officer
(314) 725-4477

CENTENE CORPORATION ANNOUNCES DELAY IN 2007 FOURTH QUARTER RESULTS

ST. LOUIS, MISSOURI (February 5, 2008) -- Centene Corporation (NYSE: CNC) today announced that the release of fourth quarter and full year 2007 earnings will be delayed pending resolution of the timing of the revenue recognition for the retroactive rate increases from the state of Georgia dating back to July 1, 2007.  Late yesterday evening the Company learned it could not resolve the issue to the satisfaction of the Company’s auditor without obtaining further information.

The Company believes the appropriate accounting treatment is the recognition of the retroactive rate increase in the fourth quarter of 2007.  If this is not deemed appropriate for 2007, an equal amount of revenue and associated earnings will be recognized in the first quarter of 2008.

The full earnings release and conference call will be held upon the resolution of this one outstanding issue.  Predicated on the fourth quarter recognition, we reaffirm Q4 2007 guidance in the previously announced ranges.

About Centene Corporation

Centene Corporation is a leading multi-linehealthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children’s Health Insurance Program (SCHIP) and Supplemental Security Income (SSI). The Company operates health plans in Georgia, Indiana, New Jersey, Ohio, South Carolina, Texasand Wisconsin. In addition, the Company contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and healthmanagement, long-term care, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com .

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene.  Subsequent events and developments may cause the Company's estimates to change.  The Company disclaims any obligation to update this forward-looking financial information in the future.  Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare.  The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.